Exhibit 99.1

Press Release Dated April 19, 2017

NEWS RELEASE

April 19, 2017

Farmers Capital Bank Corporation Announces First Quarter Earnings

GAAP Quarterly Net Income $3.3 Million; Non-GAAP Adjusted Net Income $3.6 Million

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $3.3 million or $.44 per common share for the quarter ended March 31, 2017. Net income for the current quarter increased $784 thousand or 30.8% compared to the quarter ended December 31, 2016, up $.10 on a per common share basis. Compared to the first quarter of 2016, net income in the current quarter decreased $2.9 million or 46.1%, which represents a decline of $.38 per common share. Non-GAAP adjusted net income was $3.6 million or $.48 per common share and $3.1 million or $.41 per common share for the current and linked quarters, respectively. Non-GAAP adjusted net income excludes after-tax expenses related to the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

Non-GAAP adjusted net income for the current and linked quarters exclude pre-tax expenses of $472 thousand ($307 thousand after tax) and $814 thousand ($529 thousand after tax), respectively, related to the Company’s consolidation of its four bank subsidiaries and data processing subsidiary into one bank. The Company completed the consolidation on February 20, 2017.

“Loans grew $18.9 million or 1.9% for the quarter, which builds on the strong finish from the fourth quarter of 2016,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Nonperforming assets are down $4.3 million or 10.7%, driven by the sale of repossessed real estate during the quarter. We have now had a reduction in nonperforming assets for 18 consecutive quarters, which represents a decrease of $81.4 million or 69.5% during that period of time.”

“The Company received $954 thousand in principal payments on nonaccrual loans, driving an overall reduction in nonaccrual loans for the quarter of $1.2 million or 19.3%,” continues Mr. Hillard. “Performing restructured loans make up 81% of nonperforming loans. Excluding performing restructured loans, our ratio of nonperforming assets to total assets is 0.8%, down from 1.0% at year-end.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Nonaccrual loans	$5,182	$6,423	$6,779	$6,397	$7,540
Loans 90 days or more past due and still accruing	3	-	-	2	-
Restructured loans	22,551	22,942	23,079	23,444	23,687
Total nonperforming loans	27,736	29,365	29,858	29,843	31,227

Other real estate owned	8,000	10,673	15,336	16,933	20,998
Total nonperforming assets	$35,736	$40,038	$45,194	$46,776	$52,225

Farmers Capital Bank Corporation  *  Page 1 of 7

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Ratio of total nonperforming loans to total loans	2.8%	3.0%	3.1%	3.1%	3.2%
Impact of restructured loans	(2.3)	(2.3)	(2.4)	(2.4)	(2.4)
Ratio, excluding restructured loans	0.5%	0.7%	0.7%	0.7%	0.8%

Ratio of total nonperforming assets to total assets	2.1%	2.4%	2.7%	2.7%	2.9%
Impact of restructured loans	(1.3)	(1.4)	(1.4)	(1.4)	(1.3)
Ratio, excluding restructured loans	0.8%	1.0%	1.3%	1.3%	1.6%

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at December 31, 2016	$6,423	$22,942	$10,673
Additions	340	-	-
Principal paydowns	(954)	(391)	-
Transfers to other real estate owned and other changes, net	(187)	-	193
Charge-offs/write-downs	(440)	-	(110)
Proceeds from sales	-	-	(2,871)
Net gain on sales	-	-	115
Balance at March 31, 2017	$5,182	$22,551	$8,000

Nonaccrual loans decreased $1.2 million or 19.3% during the quarter, driven mainly by principal payments received. Principal paydowns include $391 thousand related to one credit relationship secured by several multifamily residential properties and $321 thousand related to a single larger-balance credit secured by residential real estate development property. The Company recorded charge-offs of $405 thousand related to the multifamily residential credit relationship noted above and repossessed related properties totaling $158 thousand, which were then sold for a gain of $10 thousand. The decrease in other real estate owned was driven by sales activity. Property sales for the quarter included one real estate development property sold for $2.0 million with a related gain of $147 thousand.

The allowance for loan losses was $9.5 million or 0.96% of loans outstanding at March 31, 2017. At December 31, 2016, the allowance for loan losses was $9.3 million or 0.96% of loans outstanding. Net loan charge-offs were $417 thousand, driven by $405 thousand attributed to the credit relationship noted above, in the current three months compared with net recoveries of $23 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were 0.04% for the current quarter. Loans were $990 million at quarter-end, an increase of $18.9 million or 1.9% from year-end.

First Quarter 2017 Compared to Fourth Quarter 2016

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Net income was $3.3 million or $.44 per common share for the first quarter of 2017, an increase of $784 thousand or $.10 per common share compared to the linked quarter. The increase in net income is primarily attributed to lower noninterest expenses of $1.7 million or 11.1%, partially offset by an increase in the provision for loan losses of $405 thousand.

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Non-GAAP adjusted net income was $3.6 million or $.48 per common share for the current quarter and $3.1 million or $.41 per common share for the linked quarter. Non-GAAP adjusted net income excludes after-tax consolidation expenses of $307 thousand and $529 thousand for the current and linked quarters, respectively. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

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Net interest income decreased $58 thousand or 0.4% compared with the linked quarter. The decrease was driven by lower interest income of $70 thousand or 0.5%, partially offset by a decline in interest expense of $12 thousand or 1.3%. Interest income on loans decreased $172 thousand or 1.4% due to a lower average yield of five basis points partially related to a decline in loan fees of $82 thousand. Interest income on deposits in other banks was up $60 thousand or 73.2% due to increases in the federal funds interest rate. Interest expense on borrowed funds declined $13 thousand or 3.3% in the comparison while interest expense on deposits was relatively unchanged.

Farmers Capital Bank Corporation  *  Page 2 of 7

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Net interest margin was 3.60% for the current quarter, an increase of three basis points from 3.57% in the linked quarter. Net interest spread was 3.50% and 3.48% in the current and linked quarters, respectively. Overall cost of funds remained unchanged at 0.33%.

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The Company recorded a provision for loan losses of $580 thousand and $175 thousand for the current and linked quarter, respectively. The increase in the provision was driven by net charge-offs of $417 thousand during the quarter compared with net recoveries of $23 thousand in the linked quarter. The overall credit quality of the loan portfolio continued to improve during the quarter. Nonperforming, watch list, and impaired loans each declined compared with the linked quarter. Specific reserves on impaired loans increased $205 thousand or 7.0% during the quarter primarily related to one unsecured consumer credit. Although net charge-offs are up in the quarterly comparison, primarily due to one credit relationship, historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

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Noninterest income was $5.3 million for the current quarter, down $100 thousand or 1.9% in the comparison. The decline in noninterest income is mainly attributed to a $93 thousand or 37.7% decrease in net gain on the sale of mortgage loans and lower service charges and fees on deposits of $58 thousand or 2.9%, partially offset by an increase in trust income of $74 thousand or 11.7%. Net gains on the sale of mortgage loans declined due to lower sales volume of $3.3 million or 33.5%. Service charges and fees on deposits were down primarily due to lower overdraft fees of $76 thousand or 7.6%. Trust income increased mainly due to the timing of $65 thousand in tax preparation fees, which is primarily limited to the first quarter of the year.

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Noninterest expenses were $13.5 million, which includes $472 thousand related to the consolidation of the Company’s subsidiaries discussed above. Compared to the linked quarter, noninterest expenses declined $1.7 million or 11.1%. The decrease was driven by lower expenses related to salaries and employee benefits of $1.2 million or 14.0% and lower expenses related to repossessed real estate of $649 thousand or 89.8%, partially offset by an increase in deposit insurance expense of $101 thousand.

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The decrease in salaries and employee benefits was driven by lower employee benefits of $810 thousand or 51.3% primarily related to a curtailment gain of $351 thousand in the current quarter as a result of revaluing the Company’s postretirement benefits plan liability due to a reduction in workforce. Severance pay accruals related to the consolidation were $301 thousand for the current quarter, down $301 thousand or 50.0% from the linked quarter. Salaries and related payroll taxes were down $124 thousand or 1.9% in the comparison.

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Expenses related to repossessed real estate declined primarily as a result of a net gain on sales of repossessed real estate of $115 thousand compared to a net loss of $503 thousand in the linked quarter. Deposit insurance expense was up in the comparison due to a refinement in the accrual during the linked quarter.

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Income tax expense was $1.3 million for the current quarter, an increase of $345 thousand or 37.1% compared with $931 thousand for the linked quarter. The effective income tax rates were 27.7% and 26.8% for the current and linked quarter, respectively.

First Quarter 2017 Compared to First Quarter 2016

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Net income was $3.3 million for the first quarter of 2017, a decrease of $2.9 million or 46.1% compared to $6.2 million for the first quarter of 2016. Net income for the current quarter was $.44 on a per common share basis, down $.38 in the comparison. The decrease in net income is primarily attributed to a pretax gain during the first quarter of 2016 of $4.1 million related to the early extinguishment of debt. The provision for loan losses increased $1.1 million. Noninterest expenses were down $878 thousand.

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Non-GAAP adjusted net income was $3.6 million or $.48 per common share for the current quarter, which excludes after-tax consolidation expenses of $307 thousand. There were no similar expenses in the first quarter of 2016. Refer to the heading captioned “Use of Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures.

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Net interest income increased $176 thousand or 1.3% in the comparison. The increase was driven by lower interest expense of $1.1 million or 55.2%, partially offset by a decline in interest income of $951 thousand or 6.2%. Interest income on loans decreased $368 thousand or 3.0%. The year-ago quarter was boosted by the collection of $236 thousand related to a nonaccrual commercial real estate loan that fully paid off during that quarter. Interest income on investment securities was down $648 thousand or 20.6%. Interest expense on deposits and borrowed funds declined $113 thousand or 17.5% and $1.0 million or 72.6%, respectively.

Farmers Capital Bank Corporation  *  Page 3 of 7

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The decline in interest income on investment securities and interest expense on borrowed funds is primarily a result of lower average balances of investment securities and long-term borrowings. As part of its balance sheet deleveraging transaction during September 2016, the Company used excess cash and proceeds from the sale of investment securities to fund the early repayment of $100 million of high fixed-rate borrowings.

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Net interest margin was 3.60% for the current quarter, up 24 basis points compared with 3.36% a year earlier. Net interest spread was 3.50% and 3.20% in the current and year-ago quarters, respectively. Overall cost of funds decreased 33 basis points to 0.33%. Net interest margin and spread for the year-ago quarter was positively impacted six basis points related to the collection of interest on the nonaccrual commercial real estate loan identified above.

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The company recorded a provision for loan losses of $580 thousand in the current quarter and a credit of $473 thousand in the first quarter of 2016. The provision was driven by net charge-offs of $417 thousand for the current quarter combined with an increase in specific reserves on impaired loans. Although impaired loans declined $2.2 million during the quarter, the specific reserve on total impaired loans increased $205 thousand primarily related to one unsecured consumer credit. This is due to the characteristics of the individual loans that are classified as impaired. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

●

Noninterest income was $5.3 million, down $4.3 million or 45.0% in the comparison. The decrease in noninterest income is mainly attributed to the $4.1 million gain during the first quarter of 2016 related to the early extinguishment of debt. Noninterest income in the year-ago quarter also includes a $100 thousand payment received related to a litigation settlement.

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Other significant changes to components of noninterest income include a decline in allotment processing fees of $159 thousand or 18.2% due to lower processing volume. Net gains on the sale of investment securities were down $92 thousand. Income from company-owned life insurance decreased $90 thousand or 27.7%, driven by a tax-free death benefit received in excess of the cash surrender value during the first quarter of 2016 of $81 thousand. Nondeposit service charges, commissions, and fees were up $118 thousand or 9.2% driven by small increases across multiple line items. Service charges and fees on deposits increased $91 thousand of 4.9%, primarily related to higher service charges of $103 thousand or 85.7%, partially offset by lower overdraft fees of $59 thousand or 6.0%.

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Noninterest expenses were $13.5 million for the current quarter, which includes $472 thousand related to the consolidation of the Company’s subsidiaries discussed above. Compared to the year-ago quarter, noninterest expenses were down $878 thousand or 6.1%. The decrease was driven by lower expenses related to repossessed real estate of $565 thousand or 88.4%, lower salaries and employee benefit expenses of $362 thousand or 4.5%, lower deposit insurance expense of $161 thousand or 54.0%, and lower legal expenses of $82 thousand of 49.1%, partially offset by an increase in data processing and communications expense of $76 thousand or 6.2%.

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Repossessed real estate expenses were down primarily as a result of lower write-downs of $487 thousand or 81.6%. The decrease in salaries and employee benefits was driven by lower employee benefits of $604 thousand or 44.0% primarily related to a curtailment gain of $351 thousand in the current quarter as a result of revaluing the Company’s postretirement benefits plan liability due to a reduction in workforce. Severance pay accruals related to the consolidation were $301 thousand for the current quarter. There were no similar accruals during the prior year quarter. The reduction in deposit insurance expense is due to a combination of further improvement in the risk ratings at the Company’s subsidiary banks and lower assessment rates.

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Income tax expense was $1.3 million for the current quarter, a decrease of $1.4 million compared to $2.7 million for the first quarter of 2016. The effective income tax rates were 27.7% and 30.5% for the current and year-ago quarters, respectively. The decrease in the effective income tax rate is mainly attributed to lower pretax income, made up by a higher mix of tax-exempt versus taxable sources of revenue that was driven by the $4.1 million pretax gain on extinguishment of debt in the year-ago quarter.

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Balance Sheet

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Total assets were $1.7 billion at March 31, 2017, an increase of $11.4 million or 0.7% from year-end 2016. Loans and investment securities are up $18.9 million or 1.9% and $12.0 million or 2.5%, respectively. Cash and cash equivalents decreased $18.0 million or 15.8% and other real estate owned declined $2.7 million or 25.0%.

●

The $18.9 million increase in loans represents the second consecutive quarterly net increase. The Company has grown its loan balances in six out of the last eight quarters, with an overall increase of $62.4 million or 6.7% over that time period. The increase in the current quarter was driven mainly by loans secured by commercial real estate.

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The allowance for loan losses was $9.5 million or 0.96% of loans outstanding at March 31, 2017 compared with $9.3 million or 0.96% at December 31, 2016. The provision for loan losses of $580 thousand resulted in an increase to the allowance of $163 thousand due to net charge-offs of $417 thousand during the quarter. Net loan charge-offs as a percentage of outstanding loans were 0.04% in the current quarter.

●

Total nonperforming assets were $35.7 million, a decrease of $4.3 million or 10.7% for the quarter. Nonperforming loans declined $1.6 million or 5.5% during the quarter, led by a $1.2 million or 19.3% decrease in nonaccrual loans. The ratio of nonperforming loans to loans outstanding improved to 2.8% from 3.0% at year-end 2016. Other real estate owned was $8.0 million at quarter-end, a decrease of $2.7 million driven by sales activity.

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Total deposits were $1.4 billion at quarter-end, up $18.2 million or 1.3% compared with year-end. Noninterest bearing deposits increased $16.0 million or 4.8%. Interest bearing deposits were up $2.2 million or 0.2%.

●	Short-term borrowings declined $2.3 million or 6.6% to $32.8 million. Long-term borrowings decreased $5.0 million or 9.4% to $48.4 million.
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Shareholders’ equity was $188 million, an increase of $3.7 million or 2.0% for the quarter. The increase was due primarily to net income of $3.3 million and other comprehensive income of $1.0 million, partially offset by dividends declared on common stock of $751 thousand. The increase in other comprehensive income was driven by an increase in the after-tax unrealized gain related to the available for sale investment securities portfolio of $954 thousand.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary bank exceeds “well-capitalized.”

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), the financial information in this release contains non-GAAP financial measures, including adjusted net income and adjusted net income per common share. Adjusted net income and adjusted net income per common share for the three months ended March 31, 2017 and December 31, 2016 reflect adjustments for expenses incurred in connection with the Company’s consolidation and integration of its subsidiaries announced during the third quarter of 2016. There were no similar expenses during the three months ended March 31, 2016. Management believes providing these non-GAAP adjusted financial measures, combined with the primary GAAP presentation of net income and net income per common share, to be useful for investors to understand the Company’s results of operations in comparison to prior periods. It also considers them to be important supplemental measures of the Company’s performance. The non-GAAP financial measures should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and non-GAAP adjusted net income per common share is included in the tables below.

Farmers Capital Bank Corporation  *  Page 5 of 7

The Company’s methods for determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to methods used by other companies.

Reconcilement of Non-GAAP Financial Measures

(In thousands, except per share data)
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016

Net income	$3,329	$2,545	$6,180
Adjustments[1]:
Noninterest expense
Severance costs	195	391	-
Data processing and systems integration	95	107	-
Other	17	31	-
Adjusted net income	$3,636	$3,074	$6,180

Basic and diluted net income per common share	$.44	$.34	$.82
Adjustments[1]:
Noninterest expense
Severance costs	.03	.05	-
Data processing and systems integration	.01	.02	-
Other	-	-	-
Adjusted basic and diluted net income per common share	$.48	$.41	$.82

1All adjustments are net of tax using the marginal corporate Federal tax rate of 35%.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, retention of key personnel, and the capability of the Company to successfully enter into, close, and realize the benefits of anticipated transactions. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation  *  Page 6 of 7

Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income	$14,379	$14,449	$15,330
Interest expense	916	928	2,043
Net interest income	13,463	13,521	13,287
Provision for loan losses	580	175	(473)
Net interest income after provision for loan losses	12,883	13,346	13,760
Noninterest income	5,251	5,351	9,542
Noninterest expenses	13,529	15,221	14,407
Income before income tax expense	4,605	3,476	8,895
Income tax expense	1,276	931	2,715
Net income	$3,329	$2,545	$6,180

Basic and diluted net income per common share	$.44	$.34	$.82
Cash dividends declared per common share	.10	.10	.07

Averages
Loans, net of unearned interest	$974,987	$959,578	$959,048
Total assets	1,666,915	1,666,418	1,764,695
Deposits	1,378,712	1,359,499	1,362,957
Shareholders’ equity	185,776	186,877	181,070

Weighted average common shares outstanding – basic and diluted	7,510	7,508	7,500

Return on average assets	.81%	.61%	1.41%
Return on average equity	7.27%	5.42%	13.73%

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$95,564	$113,534
Investment securities	496,381	484,352
Loans, net of allowance of $9,507 and $9,344	980,326	961,631
Other assets	110,188	111,513
Total assets	$1,682,459	$1,671,030

Deposits	$1,388,077	$1,369,907
Federal funds purchased and other short-term borrowings	32,786	35,085
Other borrowings	48,398	53,437
Other liabilities	25,458	28,535
Total liabilities	1,494,719	1,486,964

Shareholders’ equity	187,740	184,066
Total liabilities and shareholders’ equity	$1,682,459	$1,671,030

End of period tangible book value per common share[1]	$24.99	$24.51
End of period per common share closing price	40.40	42.05

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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